UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 28, 2024

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM08, Bermuda
(Address of principal executive offices)
(Zip Code)
 (441) 278-4580
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2023 Short-Term Incentive Plan Payouts
On February 28, 2024, the Board of Directors (the “Board”) of James River Group Holdings, Ltd. (the “Company”) approved the use of discretion to increase the cash incentive award amounts for the 2023 performance period under the Company’s Short-Term Incentive Plan (the “STI Plan”) above those that would have otherwise been payable based on the actual achievement of the applicable performance targets under the plan. The Board’s approval follows the recommendation of members of the Compensation and Human Capital Committee (the “Compensation Committee”) to exercise such discretion.
The exercise of discretion, which is permitted under the STI Plan, involved the Company’s Adjusted Combined Ratio and Adjusted EBIT metrics of the STI Plan, which were negatively impacted by multiple strategic activities undertaken by the Company in 2023. The strategic activities consist of the Company’s sale of the renewal rights of the Company’s individual risk worker’s compensation business, the Company’s pending sale of its subsidiary JRG Reinsurance Company Ltd. (the “JRG Re Transaction”), and the Company’s exploration of strategic alternatives. Specifically, the calculation of the Adjusted EBIT performance measure was adjusted to exclude (i) actual expenses pertaining to the three strategic actions to the extent that they would have otherwise been included in the calculation of the 2023 Adjusted EBIT performance measure, and (ii) the loss on the sale of JRG Reinsurance Company Ltd. (“JRG Re”). The amount payable in connection with the achievement of the group Adjusted Combined Ratio performance measure utilized the threshold performance amount of 99.9% in recognition of the management team’s contributions to the strategic objectives of the Company. The segment adjusted combined ratio performance goals applicable to segment business leaders were not adjusted.
Below are the amounts of modified payouts for the executive officers who are expected to be the named executive officers in our 2024 compensation disclosure and analysis:

Name and Title	STI Plan Payout	Payout (% of Target)
Frank N. D’Orazio, Chief Executive Officer	$773,300	80.0%
Sarah C. Doran, Chief Financial Officer	$457,600	80.0%
Richard J. Schmitzer, President and Chief Executive Officer, Excess and Surplus Lines segment	$556,063	83.0%
Daniel J. Heinlein, President and Chief Executive Officer, JRG Re	$269,556	71.7%
Michael J. Hoffmann, Chief Underwriting Officer	$265,200	80.0%
Terence M. McCafferty, President and Chief Executive Officer, Specialty Admitted Insurance segment*	$385,325	88.7%
* Mr. McCafferty left the Company on December 2, 2023. Pursuant to a Separation and Release Agreement by and among Mr. McCafferty, the Company and certain subsidiaries of the Company, Mr. McCafferty’s payout under the STI Plan is consistent with a qualified retirement from the Company, and is a pro-rated amount for the portion of 2023 that he was employed by the Company. The amount is determined based upon the level of achievement of the performance goals for the 2023 fiscal year, as adjusted for the use of discretion as described above.
Treatment of RSUs in Connection with the JRG Re Transaction
On the date of consummation of the JRG Re Transaction, Daniel J. Heinlein, President and Chief Executive Officer of JRG Re, is expected to remain an employee of JRG Re under its new ownership by the acquiror, and no longer be employed by a subsidiary of the Company. Mr. Heinlein holds unvested service based restricted share units (“Service-Based RSUs”) and restricted share units that vest based upon service and achievement of certain performance measures (“Performance-Based RSUs”). Pursuant to the terms of such awards, unvested restricted share units would be forfeited upon Mr. Heinlein ceasing to be employed by a subsidiary of the Company in connection with the JRG Re Transaction. The Board, following the recommendation of members of the Compensation Committee, waived the service requirements for such awards and authorized (i) the Service-Based RSUs to be settled with a payment in cash in an amount equal to the number of unvested Service-Based RSUs held by Mr. Heinlein, multiplied by the closing sales price of a common share of the Company on the Nasdaq Stock Market as of or immediately preceding the closing date of the JRG Re Transaction, and (ii) pro-rata settlement of the Performance-Based RSUs in an amount of shares determined based upon actual performance during the three year performance period. Pro-rated amounts will be determined based upon the period that Mr. Heinlein was employed by a subsidiary of the Company during the applicable performance period, and payments of the applicable award will be made at the same time that payment is made in the ordinary course following completion of the applicable performance period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: March 4, 2024	By: /s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer